UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2012

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of each registrant as specified in its charter)

Delaware	001-32701	20-3738384
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado (Address of principal executive offices)	80111 (Zip Code)

(303) 495-1200
(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 7, 2012, the board of directors of Emergency Medical Services Corporation (“EMSC”) promoted Randel G. Owen, EMSC’s Chief Financial Officer, to also serve as EMSC’s Chief Operating Officer. In that capacity, Mr. Owen will oversee EMSC’s Human Resources, Information Technology and Communications departments, in addition to continuing his current position as EMSC’s Chief Financial Officer.  Effective on September 7, 2012, the Compensation Committee of the Board approved an annual base salary increase for Mr. Owen from $522,675 to $600,000 in connection with Mr. Owen’s expanded responsibilities.

Also effective on September 7, 2012, EMSC’s Chief Accounting Officer, R. Jason Standifird, was also named Senior Vice President of Finance. Mr. Standifird will continue to serve as EMSC’s Chief Accounting Officer and report to Mr. Owen.

There are no family relationships between Mr. Owen and anyone serving or selected as a director or executive officer of EMSC.  Furthermore, Mr. Owen is not party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings between Mr. Owen and any other person with respect to his appointment.

Section 8 — Other Events

Item 8.01 Other Events.

On August 30, 2012, EMSC voluntarily prepaid $50,000,000 of principal borrowings under its credit agreement, dated as of May 25, 2011, with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto, providing for EMSC’s $1,440 million senior secured term loan facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENCY MEDICAL SERVICES CORPORATION
(Registrant)

September 13, 2012	By:	/s/ Craig A. Wilson
Craig A. Wilson
Senior Vice President and General Counsel